Exhibit 5.3

September 29, 2009

TO:	Ideation Acquisition Corp. 1105 N. Market Street, Suite 1300 Wilmington, Delaware 19801 U.S.A

Dear Sirs:

1. Introduction

We act as legal counsel with regard to the laws of the People’s Republic of China (for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region, the “PRC”) for Ideation Acquisition Corp. ( “Ideation”) in connection with (i) the Agreement and Plan of Merger, Conversion and Share Exchange (the “SEA”), dated as of March 31, 2009 by and among, inter alia, Ideation, ID Arizona Corp., SearchMedia International Limited ( “SearchMedia”), Shanghai Jingli Advertising Co., Ltd. (“Shanghai Jingli”) and the subsidiaries of SearchMedia and the shareholders of SearchMedia named therein and (ii) the registration statement on Form S-4 filed with the United States Securities and Exchange Commission by Ideation in connection with the issuance of securities to the security holders of SearchMedia pursuant to the SEA (the “Form S-4”).

We have been requested by Ideation to furnish an opinion under the laws of the PRC in connection with the Form S-4.

For purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of rendering this opinion.

As used herein, “PRC Laws” means all applicable laws, regulations, rules,

Beijing Head Office
China Resources Building
20th Floor
Beijing 100005
P. R. China
Tel.: (86-10) 8519-1300
Fax: (86-10) 8519-1350
E-mail: junhebj@junhe.com

Shanghai Office
Shanghai Kerry Centre
32nd Floor
1515 West Nanjing Road
Shanghai 200040
P. R. China
Tel.: (86-21) 5298-5488
Fax: (86-21) 5298-5492
E-mail: junhesh@junhe.com

Shenzhen Office
Shenzhen Development
Bank Tower Suite 15-C
5047 East Shennan Road
Shenzhen 518001
P. R. China
Tel.: (86-755) 2587-0765
Fax: (86-755) 2587-0780
E-mail: junhesz@junhe.com

Dalian Office
Chinabank Plaza
Room F, 16th Floor
No. 17 Renmin Road
Dalian 116001
P. R. China
Tel.: (86-411) 8250-7578
Fax: (86-411) 8250-7579
E-mail: junhedl@junhe.com

Haikou Office
Nanyang Building
Suite 1107
Haikou 570105
P. R. China
Tel.: (86-898) 6851-2544
Fax: (86-898) 6851-3514
E-mail: junhehn@junhe.com

New York Office
500 Fifth Avenue,
43rd Floor, New York,
NY 10110, U.S.A.
Tel.: (1-212) 703-8702
Fax: (1-212) 703-8720
E-mail: junheny@junhe.com

Hong Kong Office
Suite 2208,
22nd Floor, Jardine House
1 Connaught Place, Central
Hong Kong
Tel.: (852) 2167-0000
Fax: (852) 2167-0050
E-mail: junhehk@junhe.com

1

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statutes, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC, including tax laws and regulations, in effect on the date of this opinion.
2. PRC Law
This opinion is rendered on the basis of PRC Laws and there is no assurance that any of PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.
3. Assumptions
In rendering this opinion we have examined the originals or copies of the documents (the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant governmental authorities and appropriate representatives of SearchMedia. In giving this opinion, we have made the following assumptions (the “Assumptions”):
(1)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	Each of the parties to the Documents other than the PRC WFOEs and the PRC Entity is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC WFOEs and the PRC Entity, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(3)	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or

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other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(4)	The laws of any country or region other than China which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(5)	All the Documents and the factual statements provided to us by SearchMedia, the PRC WFOEs and the PRC Entity, including but not limited to those set forth in the Documents, are complete, true and correct. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority.
In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have received.
4. Definitions
The following terms as used in this legal opinion are defined as follows:

“Government Agencies”	Any competent government authorities, courts or regulatory bodies of the PRC

“Governmental Authorizations”
All approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies

“Jieli Investment”	Jieli Investment Management Consulting (Shanghai) Co.

“Material Adverse Effect”
A material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of SearchMedia and its affiliates in the PRC (including the PRC Entity) taken as a whole

“PRC” or “China”	The People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province)

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“PRC Entity”	Shanghai Jingli Advertising Co., Ltd.

“PRC Laws”	All laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC

“PRC WFOEs”	Jieli Investment Management Consulting £¨Shanghai£© Co., Ltd. and Jieli Network Technology Development (Shanghai) Co., Ltd.

“SAFE”	The State Administration of Foreign Exchange and/or a local branch thereof
5. Opinion
Except as disclosed in the SEA (including the Disclosure Schedule thereto) and Form S-4, and assuming that the information provided to us by SearchMedia is correct, complete and accurate and that SearchMedia has withheld no material information which is relevant for the purposes of providing the opinion herein from us and the qualifications set forth below, we are of the opinion that:
1.	The individual beneficiary shareholders of SearchMedia who are PRC residents (the “PRC Shareholders”) have obtained all necessary PRC Governmental Authorizations in connection with (a) their ownership of shares and equity interest in SearchMedia, and (b) the establishment and the funding of SearchMedia.
2.	All necessary PRC Governmental Authorizations were duly obtained in connection with the establishment of the PRC WFOEs by SearchMedia.
3.	All necessary PRC Governmental Authorizations were duly obtained in connection with any operations in the PRC by SearchMedia conducted through the PRC WFOEs and the PRC Entity. And to the best of our knowledge after due inquiries, (A) no circumstances have arisen such that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date, and (B) None of SearchMedia, the PRC WFOEs and the PRC Entity is in breach of or in default of any of the provisions of any such Governmental Authorizations.
4.	Except for a duty of the PRC Shareholders of SearchMedia to file with SAFE with respect to the share exchange between SearchMedia and

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Ideation, it is not necessary or advisable under the laws of the PRC for the execution, delivery, validity or the performance or the enforceability of the SEA to obtain any PRC Governmental Authorization in connection with the execution, delivery or performance of the SEA.

5.	The PRC WFOEs have been duly incorporated and validly exist as wholly foreign-owned enterprises with limited liability under the PRC Laws. The PRC WFOEs have the enterprise legal person status. The registered capital of the PRC WFOEs has been paid in accordance with the applicable PRC laws and the articles of association of the PRC WFOEs. To our best knowledge after due inquiry, except the share pledge agreements between Linden and the PRC WFOEs, there are no security interests, mortgages, pledges, liens, encumbrances, claims or any third party rights, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of the PRC WFOEs.

6.	The PRC Entity has been duly incorporated as a limited liability company and validly exists under the PRC Laws. The PRC Entity has the enterprise legal person status. The registered capital of the PRC Entity has been fully paid in accordance with the applicable PRC laws and its articles of association. To our best knowledge after due inquiry, except for those contemplated under the VIE Agreements (defined in Section 21 below) and as disclosed in Section 7.4(b) of the Disclosure Schedule to the SEA, there are no security interests, mortgages, pledges, liens, encumbrances, claims or any third party rights, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of the PRC Entity.

7.	Each of the PRC WFOEs and the PRC Entity has sufficient corporate right, power and authority for it to own, use, lease and license its assets and conduct its business in the manner described in its business license. Except as disclosed in the Disclosure Schedule and Form S-4, each of the PRC WFOEs and the PRC Entity has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, lease and license its assets and conduct its business in the manner described in its business license. Such Governmental Authorizations contain no material burdensome restrictions that are not described in the SEA (including the Disclosure Schedule thereto). To our best knowledge after due inquiry, except as described in the SEA (including the Disclosure Schedule thereto) and Form S-4, each of the PRC WFOEs and the PRC Entity is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC WFOEs and the PRC Entity has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.

8.	One hundred percent (100%) of the equity interest in the PRC WFOEs is owned by SearchMedia.

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9.	To our best knowledge after due inquiry, except as described in the SEA (including the Disclosure Schedule thereto) and Form S-4, the articles of association and the business license of each of the PRC WFOEs and the PRC Entity are in compliance with the requirements of the applicable PRC Laws and are in full force and effect.

10.	To our best knowledge after due inquiry, the business carried out by each of the PRC WFOEs and the PRC Entity complies with its articles of association and the PRC Laws in all material respects, except as described in the SEA (including the Disclosure Schedule thereto) and Form S-4, and with respect to the PRC Laws, any noncompliance that would not have a Material Adverse Effect. Except as described in the Disclosure Schedule to the SEA and Form S-4, no Governmental Authorizations other than those already obtained is required under the PRC Laws for carrying out the business of each of the PRC WFOEs and the PRC Entity described in the SEA.

11.	Except as disclosed in the Disclosure Schedule and Form S-4, and to our best knowledge after due inquiry, each of the PRC WFOEs and the PRC Entity has legal and valid title to all of material assets related to its core business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions; Except as disclosed in the Disclosure Schedule and Form S-4, and to our best knowledge after due inquiry, each lease agreement mentioned in the Disclosure Schedule is duly executed and legally binding; its leasehold interests are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under PRC Law; and, to the best of our knowledge, except as described in the SEA (including the Disclosure Schedule thereto) and Form S-4, none of the PRC WFOEs and the PRC Entity owns, operates, manages or has any other right or interest in any other material real property of any kind.

12.	There are no outstanding guarantees of the PRC WFOEs and the PRC Entity in respect of indebtedness of third parties, except as disclosed in the Disclosure Schedule and Form S-4.

13.	Each of the PRC WFOEs and the PRC Entity owns or has valid licenses in full force and effect or otherwise has the legal right to use all material trademarks and domain names currently employed by it in connection with the business currently operated by it in accordance with the applicable PRC laws and, none of the PRC WFOEs and the PRC Entity has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.

14.	All dividends and other distributions declared and payable upon the equity interest of the PRC WFOEs in accordance with the PRC Laws may under

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the current PRC Laws be paid to the direct shareholder of the PRC WFOEs in Renminbi which may be converted into U.S. dollars and freely transferred out of the PRC, provided however, that the current or future PRC Shareholders of SearchMedia shall complete and update the necessary foreign exchange registration for their inbound investments in the PRC in accordance with the relevant PRC Laws on foreign exchange regulations on a timely basis.

15.	To the best of our knowledge after due inquiry, none of the PRC WFOEs or PRC Entity is delinquent in the payment of any PRC taxes due and there is no PRC tax deficiency which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes, except such assessment or penalties which will not have a Material Adverse Effect.

16.	To our best knowledge after due inquiry, except as described in the SEA (including the Disclosure Schedule thereto) and Form S-4, there are no current, pending or threatened PRC legal, regulatory, administrative or other governmental decisions, rulings, orders, demands, actions, proceedings or initiatives to which any of the PRC WFOEs or the PRC Entity is a party to or to which any of the assets of the PRC WFOEs and the PRC Entity are subject, except the decisions, rulings, orders, demands, actions, proceedings or initiatives which will not have a Material Adverse Effect.

17.	To our best knowledge after due inquiry, none of the PRC WFOEs and the PRC Entity have taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

18.	The PRC WFOEs and PRC Entity have taken all necessary corporate actions to authorize the execution and performance of the SEA.

19.	The execution and delivery of, and the performance of the obligations under, the SEA by the PRC WFOEs and the PRC Entity does not and will not result in a breach or violation of or constitute a default under (i) any provisions of the articles of association, business licenses or any Governmental Authorizations of the PRC WFOEs and the PRC Entity; or (ii) any explicit requirements under the applicable PRC Laws.

20.	The choice of New York law as the governing law of the SEA, is a valid choice of law provision and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the PRC, except for those laws the application of which would be inconsistent with public policy, state sovereignty or security of the PRC, as such terms are interpreted under laws of the PRC.

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21.	Except as disclosed in the Form S-4 and to our best knowledge, each of the contracts between Jieli Investment and the PRC Entity, including, without limitation, the Loan Agreement between Jieli Investment and the shareholders of the PRC Entity, the Equity Pledge Agreement among Jieli Investment, the PRC Entity and the shareholders of the PRC Entity, the Exclusive Technical Consulting and Service Agreement between Jieli Investment and the PRC Entity, the Exclusive Call Option Agreement among Jieli Investment, the PRC Entity and the shareholders of the PRC Entity and the Power of Attorney by each of the shareholders of the PRC Entity, all of which are dated September 10, 2007 (collectively, the “VIE Agreements”), is valid and enforceable against all parties involved in the VIE Agreements and does not violate any mandatory provisions of the applicable PRC Laws and regulations.
Qualifications:
This opinion is limited to the matters set forth herein and is subject to the effectiveness of any future change, amendment, alteration or adoption of any PRC Laws.
This opinion is rendered to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior consent.
This opinion is given for the benefit of the addressees hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressees and their attorneys. Save as provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the attorneys of the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by relevant regulatory agencies.
Yours faithfully,

/s/ JUN HE LAW OFFICES